Exhibit 10.2

JAKKS Pacific Announces Appointment of Brent Novak as Chief Financial Officer

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 2, 2018--JAKKS Pacific, Inc. (NASDAQ: JAKK) announced today the appointment of Brent Novak as Executive Vice President and Chief Financial Officer effective April 1, 2018.

Mr. Novak will report directly to JAKKS’ Chairman and CEO, Stephen Berman. He will be responsible for overseeing all financial aspects of the Company, including financial planning and analysis, accounting and financial reporting, as well as managing the tax, internal audit, treasury, and investor relations functions.

Mr. Novak brings to JAKKS more than 23 years of experience in finance, tax and corporate development, with expertise in operations, financial planning and strategy, and mergers and acquisitions, in addition to financial reporting and accounting.

Until March 2018, Mr. Novak served as Chief Financial Officer of the Ixia Business Group, a business unit of Keysight Technologies, Inc., which acquired Ixia, a publicly held company, in April 2017. Mr. Novak spent 13 years at Ixia prior to the acquisition where he most recently served as its Chief Financial Officer and managed Ixia’s worldwide financial operations and participated in key strategic decisions, mergers and acquisitions, and financings, as Ixia grew from a small communications test business to a global technology company with approximately 1,850 employees and half a billion dollars in annual revenue.

Mr. Novak began his career at PricewaterhouseCoopers LLP, most recently as a Manager in the Emerging Technology Group, where he served private and publicly held clients before joining Idealab, a creator and operator of technology businesses, where he most recently served as its Director of Finance and Corporate Development. Mr. Novak is a Certified Public Accountant and received his Bachelor’s Degree in Business Economics summa cum laude from the University of California, Santa Barbara.

Stephen Berman, JAKKS’ Chairman and CEO commented: “We are excited to welcome Brent to the team and add his extensive experience in finance and strategic planning to JAKKS Pacific. We believe his financial management skills and insights will serve us well as we continue to implement our strategy of growth domestically and internationally through diversification of our products and services, evolving from a multinational toy maker to a global provider of consumer products, and to help us meet the challenges faced by companies like ours within the rapidly changing retail environment.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a youth skincare and make-up brand. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2018 JAKKS Pacific, Inc. All rights reserved

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

CONTACT:
JAKKS Pacific
Rachel Griffin
424-268-9553
RGriffin@jakks.net
or
Liolios Investor Relations
Sean McGowan, Managing Director
949-574-3860
JAKK@liolios.com